EXHIBIT 5.1
July 17, 2009
Spartech Corporation
120 S. Central Avenue, Suite 1700
Clayton, Missouri 63105
     Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
     In our capacity as counsel for Spartech Corporation, a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-8 (the “Registration Statement”) in the form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, on or about July 17, 2009 relating to 2,500,000 additional shares of the Company’s common stock, par value $0.75 per share (the “Shares”), reserved for issuance pursuant to the Company’s 2004 Equity Compensation Plan, as amended (the “Plan”).
     In this connection, we have examined the Certificate of Incorporation and Bylaws of the Company, each as amended to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.
     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.
     Upon the basis of the foregoing, we are of the opinion that: (i) the Shares to be issued in accordance with the Plan are duly and validly authorized, and (ii) when the Shares are issued and sold in accordance with the Plan, they will be duly and validly issued, fully paid and non-assessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ ARMSTRONG TEASDALE LLP